Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Christopher G. Wheeler of Fisher Communications, Inc. 206-404-6784 Drew Brown/Jim Barron of Citigate Sard Verbinnen 212-687-8080

FISHER COMMUNICATIONS ANNOUNCES FOURTH QUARTER AND YEAR-END 2002 RESULTS

BOARD OF DIRECTORS COMPLETES STRATEGIC REVIEW

FISHER TO CONTINUE TO EXECUTE STRATEGY AS AN INDEPENDENT COMPANY

SEATTLE, WASHINGTON—February 12, 2003—Fisher Communications (NASDAQ:FSCI) today announced its financial results for the fourth quarter and year-end 2002. The company also announced that following a four-month review of strategic alternatives, with assistance from financial advisor, Goldman, Sachs & Co., its board of directors has directed management to continue to execute its restructuring plan. The plan includes focusing on core businesses, streamlining operations, and seeking to further reduce operating expenses and to increase the company’s revenue base. In addition, the company expects to use the majority of the proceeds of selected asset sales to further reduce debt and strengthen its balance sheet.

Financial Results

Consolidated net income for the fourth quarter of 2002 was $3,165,000 or $.37 per share, including net gain on real estate sales amounting to $7,160,000 and after tax loss on derivative instruments amounting to $3,757,000. Consolidated net loss for the fourth quarter of 2001 was $1,762,000 or $.20 per share.

Consolidated net loss for the year ended December 31, 2002 was $1,991,000 or $.23 per share. These results include the after tax effects of gain from sales of real estate amounting to $10,904,000; net gain on derivative instruments amounting to $1,029,000; and costs relating to the wind-up of discontinued milling operations amounting to $500,000. Consolidated net loss for the year ended December 31, 2001 was $8,263,000 or $.96 per share.

Completion of Strategic Review

Commenting on the company’s strategic review, Fisher President & CEO, William W. Krippaehne Jr. said that, “After reviewing potential alternatives, the board concluded that the alternative of aggressively pursuing our strategic restructuring plan is in the best interest of the company and its shareholders.” Noting that media companies are experiencing one of the most difficult advertising markets in decades, he added, “The board determined that the company should remain independent and continue to position its operations for improved performance.”

“The board conducted a careful review which included acquisition proposals and the company’s other strategic alternatives,” said Krippaehne, and “On completion of this review, the board determined that the proposals and the company’s other alternatives did not represent the best means to create shareholder value.”

As part of Fisher’s restructuring program, the company is expected to receive $40 million from the pending sale of its two Georgia television stations in addition to the $61 million already received from the sale of real estate holdings during the past year. Proceeds from this sale will be used primarily to reduce debt.

Fisher Board Member, John D. Mangels, Retires

John D. Mangels, the former Chairman & CEO of Security Pacific Bancorporation Northwest & Security Pacific Bank Washington, today announced his retirement from Fisher’s Board of Directors, on which he has served for the past 12 years. Mr. Mangels also departed the board’s audit committee that he had chaired since 1993. “John’s experience and perspective have been a great asset to our company and we wish him well in his retirement,” said Mr. Krippaehne.

“It has been an honor and a privilege to serve on the board and its committees and I’m pleased to have participated in the strategic review before retiring,” said Mr. Mangels. “I believe the company is headed in the right direction and I wish it well.”

James W. Cannon, a member of the board since 1993, has replaced Mr. Mangels as Chairman of Fisher’s Audit Committee. Mr. Cannon is a retired Executive Vice President of SAFECO Corporation and retired President of its Property and Casualty Insurance Companies.

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located primarily in the Northwest, and its 28 radio stations broadcast in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production business, as well as Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

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Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include, without limitation, the statement regarding the expectation of the company that it will use the majority of the proceeds of selected asset sales to further reduce debt and strengthen its balance sheet, the statement regarding the expected amount and use of proceeds of the sale of the Georgia stations, the statement of belief regarding the company’s direction, and the statement regarding the determination that the company should continue to position its operations for improved performance. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in our forward-looking statements. Without limitation, these factors include the following: future asset sales may not take place, the company may decide to use proceeds from such sales, if they occur, for purposes other than debt reduction or strengthening the balance sheet, such as pursuing other business opportunities, the sale of the Georgia stations is subject to closing conditions and may not occur, or may not occur on terms previously announced, if those closing conditions are not satisfied, and the risk that the company’s positioning for improved performance may not result in improved performance, due to, among other factors, the weak economy in the Northwest, the possible continuation of a weak advertising market, and the possible continued weak performance by the ABC television network, all of which could adversely affect the company’s business and results of operations. Other factors that could cause actual results to differ materially from those predicted in our forward-looking statements are set out in the company’s reports filed with the SEC, including its Annual Report on Form 10-K filed on March 27, 2002 and its Quarterly Report on Form 10-Q for the third quarter of 2002, filed on November 14, 2002.